CONSENT OF INDEPENDENT
                CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
Emeritus Corporation

We consent to the incorporation by reference in the registration statement (No. 333-05965) on Form S-8 of Emeritus Corporation of our report dated May 9, 1997 relating to the combined balance sheet of the La Casa Communities as of December 31, 1996 and the related combined statements of income, shareholders' deficit and cash flows for the year then ended, which report appears in the report on Form 8-K of Emeritus Corporation dated July 14, 1997.

/s/ KPMG Peat Marwick LLP

Seattle, Washington
July 14, 1997